Exhibit 3.190

Certificate of the Incorporation of a Company Company Number: 110555 REID Number: GICO.110555-64 IT IS HEREBY CERTIFIED that RALPH COFFMAN LIMITED is this day incorporated under the Companies Act and that the company is limited. Given at Gibraltar, this 11th day of October Two Thousand and Thirteen. For and on behalf of the Registrar of Companies